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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


         This Agreement is made as of _______________, 1999 by and between Cafe Odyssey, Inc., a Minnesota corporation (the "Company"), and Stephen D. King (the "Executive").

         WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.       EMPLOYMENT

         1.1      Employment as Chief Executive Officer.

                  (a) The Company hereby employs Executive as Chief Executive Officer and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Chairman of the Board and the Board of Directors of the Company (the "BOARD"). The Executive will perform those duties which are usual and customary for a Chief Executive Officer, in a manner reasonably expected of a Chief Executive Officer.

                  (b) The Company shall use its best efforts to nominate and recommend to its shareholders that Executive be elected to the Company's Board of Directors throughout the term of this Agreement, and, notwithstanding earlier termination of this Agreement, so long and Executive is either a guarantor of any Company indebtedness or is otherwise owed any debt by the Company. In connection therewith, the Company shall include Executive in the management slate for election as a director at every shareholders' meeting at which his term as a director would otherwise expire. In every case under this Agreement where action of the Board is required, such vote shall not include Executive's vote at any time that Executive is a member of the Board.

         1.2 Term. Employment shall be for an initial term of up to TWO (2) years commencing on the date hereof and continuing until the earlier of (i) the second anniversary of the date hereof or (ii) the date Executive's employment terminates pursuant to Article III hereof. This Agreement shall be automatically renewed for additional one (1) year terms unless the Board gives written notice of termination for "Cause" (as defined in Section 3.2(a) below) to Executive not less than ninety (90) days prior to expiration of the initial term or the renewal term then in progress, as applicable.

II.      COMPENSATION, BENEFITS AND PERQUISITES

         2.1 Base Salary. The Company shall pay Executive an annualized base salary ("BASE SALARY") of Two Hundred Thousand and 00/100 Dollars ($200,000) for the first year of this Agreement. The Base Salary shall be payable in equal installments in the time and manner that other employees of







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the Company are compensated. The Board will review the Base Salary at least annually and may, in its sole discretion, increase it to reflect performance, appropriate industry guideline data or other factors, but at no time shall the Company reduce Executive's Base Salary below Two Hundred Thousand and 00/100 Dollars ($200,000).

         2.2 Bonuses. Executive shall receive an annualized base bonus ("BASE BONUS") of up to 25% of his Base Salary payable quarterly on the first quarterly anniversary of the effective date of this Agreement and each quarter thereafter, the amount of such Bonus to be dependent upon Executive's satisfaction of certain quarterly objectives mutually agreed upon by Executive and the Board. The Board and Executive will review and, if mutually agreed, revise the criteria for the Base Bonus at least annually.

         2.3 Automobile Allowance. Executive shall receive an automobile allowance of One Thousand and 00/100 Dollars ($1,000) per month.

         2.4 Vacations. Executive shall be entitled to six (6) weeks' paid vacation, or such greater amount of time as determined by the Board.

         2.5 Cafeteria Plan Benefits. Executive shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its other executives under its applicable plans and policies (including, without limitation, group health, group dental and group life coverage). Executive shall pay any contributions which are generally required of executives to receive any such benefits.

III.     TERMINATION OF EXECUTIVE'S EMPLOYMENT

         3.1 Termination of Employment. Executive's employment under this Agreement may be terminated by the Company or Executive at any time for any reason; provided, however, that if Executive's employment is terminated by the Company during the term of this Agreement for a reason other than for Cause, or if Executive terminates his employment for "Good Reason" (as defined in Section 3.2(b) below), he shall continue to receive his Base Salary, Base Bonus, Incentive Bonus (the annual amount of which shall equal the sum of the Incentive Bonus payments made to Executive for the four quarters preceding termination) and the benefits listed in Sections 2.2 and 2.4 above for a period of two (2) years from the date of termination; provided, that if Executive obtains other employment during such two (2) year period, the Company shall receive a dollar-for-dollar credit against its severance obligation hereunder with respect to compensation and benefits received by Executive in his new employment (except that in no event shall Executive receive less than one year's Base Salary, Base Bonus, Incentive Bonus and benefits). The termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. This Agreement shall terminate in its entirety immediately upon the death of Executive. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

         3.2      Definitions. For purposes of this Agreement,




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                  (a)   "Cause" shall only mean (i) a final, nonappealable
conviction of Executive of a felony; (ii) theft or embezzlement of Company property; or (iii) any other willful and continued failure by Executive to substantially perform his material duties under this Agreement (excluding nonperformance resulting from disability), which willful failure is not cured within 30 days after written notice from the Chairman of the Board specifying the act of willful nonperformance and the requisite remedial action required of Executive or within such longer period (but no longer than 90 days in any event) as is reasonably required to cure such willful nonperformance. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for this specific purpose.

                  (b) "Good Reason" shall mean only the following: (i) Executive has been demoted; (ii) Executive has incurred a substantial reduction in his authority or responsibility; (iii) the Company fails to appoint Executive as Chief Executive Officer pursuant to the terms of Section 1.1(c); (iv) the Board elects to terminate Executive in lieu of permitting this Agreement to automatically renew pursuant to Section 1.2 for a reason other than Cause; or
(v) Executive is not continued as a member of the Board of Directors.

         3.3 Disability. If Executive has become disabled such that he cannot perform the essential functions of his job with or without reasonable accommodation, and the disability has continued for a period of more than 90 days, the Board may, in its discretion, terminate his employment under this Agreement.

         3.4 Notice. Executive must provide the Company with at least 30 days' written notice if Executive desires to terminate his employment under this Agreement.

IV.      CONFIDENTIALITY

         4.1 Prohibitions Against Use. Executive acknowledges and agrees that during the term of this Agreement he may have access to various trade secrets and confidential business information ("CONFIDENTIAL INFORMATION") of the Company and its subsidiaries. Executive agrees that he shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly, or use such information in any other way during the term of this Agreement or for a period of two (2) years after the termination of this Agreement. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section 4.1 shall not apply to information known by Executive which (i) was in possession of Executive prior to receipt thereof from the Company, (ii) is or becomes generally available to the public other than as a result of a disclosure by Executive, or (iii) becomes available to Executive from a third party having the right to make such disclosure.

         4.2 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those provisions, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.



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V.       NON-COMPETITION

         5.1 Agreement Not to Compete. Executive agrees that, on or before the date which is one (1) year after the date Executive's employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

                  (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is entertainment-themed restaurants or any entity whose primary business is the provision of internet-based email services to radio stations, in each case, within the United States. However, nothing in this subsection (a) shall preclude Executive from holding less than 5% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market.

                  (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the Company's relationship with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this Section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

VI.      MISCELLANEOUS

         6.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

         6.2 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets.



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         6.3      Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows or to such other addresses as either party may designate in writing to the other party from time to time:

                  If to the Company:    Cafe Odyssey, Inc.
                                        4801 West 81st Street, Suite 112
                                        Bloomington, MN 55437
                                        Attention: Chairman of the Board

                  If to Executive, to:  Stephen D. King
                                        5100 Rollman Estates Drive
                                        Cincinnati, OH 45236

         6.4 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         6.5 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

         6.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

         6.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement or the breach of any exhibits attached to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees. Notwithstanding anything in this Section to the contrary, during the pendency of any dispute or controversy arising under or in connection with this Agreement or exhibits attached to this Agreement, the Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article IV and Article V.





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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.


                                             CAFE ODYSSEY, INC.


                                             /s/ Ronald K. Fuller
                                             -----------------------------------
                                             Ronald K. Fuller, President



                                             /s/ Stephen D. King
                                             ----------------------------------
                                             STEPHEN D. KING










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